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SEO + ADWORDS + SOCIAL MEDIA MANAGEMENT CONTRACT

Client & Vendor Information

Client	Business Warrior	**Billing Information**	Single Origin
Contact Name	Jonathan Brooks	**Contact Name**	Noel Ledesma
Email Address	jbrooks@businesswarrior.com	**Email Address**	noel@singleorigin.co
Phone	702.754.8882	**Phone**	925.289.8879

Project Timeline & Strategy

Timeline

- **Dec. 1, 2020:** Single Origin team begins SEO audit, setup, and digital plumbing for Business Warrior. Upon conclusion of audit + SEO plan, Single Origin will also build out the following to launch and optimize AdWords + Display, and Social campaigns:
    - Audience discovery + targeting parameters
    - Ad creation + writing of ad copy
    - Campaign setup (pixel placements, audience targeting, and retargeting parameters)
    - Development of content strategy + backlink acquisition strategy
    - Full setup of campaigns should be completed by Oct. 15, 2020
- **Dec 2020 - May. 2021:** 6-month pilot program for AdWords + SEO + Social Consulting & Management
    - Teams will discuss performance routinely bi-weekly and will optimize based on performance. Single Origin will provide Business Warrior a move forward strategy based off of campaign metrics and key learnings on a quarterly basis.

Objective / Strategy - Exhibit A

GOOGLE ADS, DISPLAY, & SOCIAL MANAGEMENT + CONSULTING

The Single Origin team intends to propose a comprehensive AdWords, display, social, and search strategy for Business Warrior to provide better online visibility and higher quality inbound traffic, optimized for leads/conversions. Our goal as a partner is to offload Business Warrior's team's time, resources, and hours devoted to managing and optimizing paid and organic search efforts -- and to increase ROAS (return on ad spend) as discussed.

Our team will manage, test, and optimize all campaigns, and provide reporting and updates inclusive of all pricing. We will A/B test various ad groups to build Business Warrior brand amongst your desired target audience(s). Our team will place a strong focus on creating and implementing locally targeted campaigns to increase traffic and conversions over time.

Inclusive of costs, our team will set up retargeting campaigns for bounced traffic that has not submitted contact information on Business Warrior's site. Display ad creation will be inclusive of pricing.

Our goal in maintaining paid search campaigns will be to stay competitive and produce as much traffic as possible in a predictable budget. We will also advise on potential and recommended updates to the pages to improve conversion rates. Our account managers will continuously monitor campaign Google's **quality scores** to optimize costs and efficacy over time.

RETARGETING

Having years of experience handling display advertising campaigns, Single Origin will help set up retargeting logic based on visitor behavior on site. Depending on the corresponding landing page where a user was initially cookie'ed, Single Origin will develop retargeting banners to increase return traffic and conversions.

	Set Up & Q/A	Month 1	Month 2	Month 3	Month 4	Month 5
Phase 0 Set up	Campaign **set-up** ad & copy creation					
Phase 1	→	**Launch** campaign EOM 1 **data** deep dive **strategy analysis**				
Phase 2	→	→	→	**Month 2-3** execute major campaign **tests/optimizations**	EOM 3 **data** deep dive **strategy analysis**	
Phase 3	→	→	→	→	→	**Month 4-5** execute major campaign **tests/optimizations**

Month 1: Digital Plumbing, Setup, and SEO Audit

1. **Analytics and Conversion Tracking -** ensuring Google Analytics + Tag Manager has been implemented correctly. Our team will also
2. **Multiple brainstorming sessions** internally and collaboratively for go-to-market offers, assets, content to be leveraged (i.e. - testimonials, collateral, etc.)
3. **Create campaign structure and split tests**
4. **Maintenance of the campaign**: set up tracking metrics via Google Analytics & Tag Manager.
5. **ROI** - Understand the values of each conversion (projects, completed orders, design only etc.) for ROI tracking (lifetime value of each customer)
6. **Audience segmentation** - to bring people through our funnel -> cold to warm, warm to hot, hot to further engagement all
7. **Launch -** start of month 2 and closely monitor

Digital Plumbing & Setup

In addition to auditing the domain for SEO, Single Origin will setup Google Tag Manager/Google Analytics to ensure proper tracking. Our team will QC/audit the current analytics structure and work with Business Warrior to optimize all goals/tracking fields.

Our team recommends implementing and optimizing the following during our Digital Plumbing Phase:

- Google Analytics
- Google Tag Manager
- Google Ads + Retargeting pixels
- Facebook pixel
- LinkedIn
- CRM pixels/tracking
- Any additional 3rd party integrations necessary to track metrics

---

Month 2 - Onwards -- Ongoing Monthly Management:

1. Campaign goals updated as goals change
2. Copywriting: updates to offer creation and landing page funnel
3. Reporting & ROI Tracking - twice per month + management calls
4. Ongoing optimization of campaigns

Single Origin's 6 Step Implementation Plan

1. **"Digital Plumbing" Setup** - Analytics, Conversion Tracking
2. **Goals** - defining success, establishing KPIs and goals
3. **Personas + Target Markets** - working to define primary and secondary targets
4. **Content + Ad Development** - gathering any existing ads, and creating any additional assets, or identifying future deliverables
5. **Campaign Setup** - Single Origin team to complete set up of all campaigns across channels and prepare to launch campaigns
6. **Reporting + Optimization** - creating a personalized dashboard and reporting system within our Basecamp to help deliver weekly performance. Our team will optimize daily/weekly on campaigns and will consult bi-monthly

The goals of the AdWords, Display, and Social campaigns:

- Increase conversions, leads, and sales
- Increase targeted traffic
- Test and improve from our data we acquire, as well as historical data
- Consult your company with best practices and continuous recommendations, tests, and optimizations

---

SEARCH ENGINE OPTIMIZATION

This section intends to propose a comprehensive SEO management strategy on behalf of Business Warrior, to increase the amount of targeted traffic to your website through higher rankings in major search engines like Google. We will do this by **1) properly optimizing your website** and **2) building the authority of your website** in the eyes of major search engines.

Month 1

- SEO strategy document (Initial Plan –will be provided after SEO Audit)
- Keyword recommendations with estimated traffic count & competition count
- Competitor websites analysis
- Content planning for blogs, video ideas, infographic ideas, downloads that will help attract and retain visitors
- Approval on SEO strategy
- Early Implementation of Onsite SEO strategy
- Digital "plumbing" set up. Gain access, configure Google Analytics and Tag Manager correctly
    - This includes setting up or revising goals/conversions in GA via GTM

Month 2 Onwards

- Further Implementation of onsite SEO Strategy
- SEO centric content recommendations + implementation
- Outreach email research & creation
- Complete list of PR / Creative Link Building Strategy

- Track Links Won and PR Opportunities
- List of directories submission and completion
- End of month activity reports and ranking reports (outlined below)
- Other paid recommendations for internal discussions (ie: advertorials, paid guest posts, interview opportunities, etc)

We will provide monthly ranking reports which outline the following key statistics:

- Keyword ranking report
- Identify opportunity keywords/phrases that get impressions via search console
- Organic search traffic figures
- Conversions tracking by source
- Activities completed that month
- Activities planned for the upcoming month
- Directories Submissions Report
- Link Report
- Articles Submissions Report
- ALL Recommendations: Website changes, content creation, concerns, etc.
- Monthly health check for broken images, links, 301 redirections, search errors that appear in google search console, crawl errors that may appear.

ON-SITE SEARCH ENGINE OPTIMIZATION

We will evaluate the website on the following parameters and would recommend technical or content changes to be deployed on the website in order to adhere to Google's guidelines for webmasters. Below is a comprehensive list of on-page SEO checks we do, however not everything mentioned below may be applicable for the website in question. Our SEO team will study the need and feasibility and then come up with an on-site strategy plan to implement our recommendations.

SEARCH ENGINE FRIENDLY URLS

Simple and search engine friendly URLs are used throughout the site. Search engines give preference to static and specific URLs over stringed URLs.

DUPLICATE CONTENT

Duplicate content is the content that appears on the Internet in more than one place (URL). When there are multiple pieces of identical content on the Internet, it is difficult for search engines to decide which version is more relevant to a given search query so we will perform an onsite and offsite content duplicity check for the website.

RESTRICTING SEARCH ENGINE CRAWLS

Robots.txt is one of many tactics used to restrict search engine robots that crawl the web from accessing select areas of your site. The tactic is normally used to stop robots from crawling duplicate pages on the website which can have a negative impact on your site's organic presence.

TEXT TO HTML RATIO

Every website has a certain amount of backend code and a certain amount of regular text in the front-end. The

text to HTML ratio refers to the amount of text on a web page versus the HTML code on the same web page. A good text to HTML ratio is anywhere from 25 to 70 percent. This percentage refers to the visible text ratio. The ratio of text to HTML indicates very little content on the website.

BROKEN LINKS

We check for broken links on the website to improve visibility on search engines.

BACKLINKS

Links are a very important factor in terms of where your website comes up in the search engine rankings. Therefore, to compete with others in terms of search rankings, we recommend carrying out a targeted & extensive off-page SEO program covering directory submissions, one-way link building, and article submissions.

PAGE TITLES AND DESCRIPTIONS

This is one of the most important steps to rank the keywords in search engines so we would suggest implementing relevant page titles and descriptions on each page of the website for better visibility and to achieve good rankings.

HEADER TAGS

Header Tags are very important from an SEO perspective because header tags are rated to be more important than the rest of the web page by the search engines. Therefore, we recommend using both the header tags on all the pages and placing keywords strategically and carefully on the website.

ANCHOR OPTIMIZATION

Anchor optimization or 'deep interlinking' of the website tells the search engines what website pages are related and what its targeted keywords are.

CONTENT OPTIMIZATION

Keyword density is another important factor in search engine rankings. During our SEO process, based on the keywords selected, we might request tweaks to the current website. Also, to throw more weight on certain keywords we would want to make some text bold/italics in certain places.

IMAGES/ALT TAGS RECOMMENDATIONS

It is recommended to use alt tags based on targeted keyword lists as this is another factor search engines look at when scoring websites.

GOOGLE ANALYTICS:

Google Analytics is present on the website. We will also check for the following items in Analytics for better performance of the site once we get access.

a) Goals
b) Spam/Filters
c) Landing Pages Insights
d) GA/GMT Linking
e) Adwords Linking

GOOGLE SEARCH CONSOLE

We recommend implementing Google Search Console so that we will keep an eye on Google search console to check the health of the website in search engines.

a) Sitemap Submission
b) Location targeting
c) Set preferred Domain
d) Crawl errors
e) Any other issue/messages

STRUCTURED DATA (SCHEMA MARKUP)

Structured data, commonly referred to as Schema Markup is an added HTML code that gives search engines additional information about an object. We recommend using structured data as it helps improving search engine optimization (SEO) by making a site easier for software to parse your site content. The types of markup tags will be specific to the site's content but can range from authorship tags, geotags, events tags, and offer codes.

NAVIGATION

It is essential to strengthen the internal linking structure of your website to ensure the link value flows within and throughout the site. To ensure the internal linking structure is efficient in passing external link value to deeper pages of your website, which can have a positive impact on your organic presence.

SITEMAPS

XML sitemaps are made especially for search engines whereas HTML sitemaps are created for the users to provide easy navigation to all the pages of the site. Both sitemaps are needed on the website.

CONTENT AUDIT AND SUGGESTIONS

We will prepare a detailed content audit for each page of the website and share our suggestions to enhance the visibility of the website.

CONTENT WRITING PLAN

Blogs give a website an avenue to always add fresh content, which not only helps SEO but also becomes a feed for your social media channels. Well written articles demonstrate your company as an industry leader. We work with you to collaborate in suggesting blog ideas, which can be executed by your content writers.

OFF-SITE SEARCH ENGINE OPTIMIZATION

Not all SEO happens on your website. Our SEO team will research and determine which of the avenues outlined below will help you achieve your goals.

BACKLINKS RESEARCH [aka COMPETITOR PROFILING]

Researching competitor backlinks and following those as possible avenues for creating backlinks for your own website is the best way to get the "low hanging fruit."

LISTING YOUR BUSINESS

Registering in a business directory is a great way to increase awareness of any business. A business directory submits a company's internet page to the leading search engines and it helps to increase the quality of traffic to the website. It also helps to collect feedback and reviews from your happy customers and encourage other customers to buy our product.

CONTENT CREATION AND DISSEMINATION

While voluminous content generation is not an integral part of our SEO program, all SEO strategies piggyback on volumes of content. We expect our clients to provide us with timely, relevant and right-sized content for our various needs. If this is not feasible, we offer this service at an additional budget. This type of content includes but is not limited to:

> *Guest Posting*: Guest posting means writing and publishing an article on someone else's website. Guest posting is creating content and publishing it on another person's website. Blogs are a very popular platform for guest posting. Here we'll research top authors and bloggers correlated to our website and approach them to publish our content on their blogs and this could help us get some additional visibility with a backlink on our website.
>
> *Press Releases*: A press release, news release, is a written statement in news media that contains any newsworthy information. If you have any news about business or on any trending topics (make them Newsworthy) we will syndicate them across the E-news /PR channels.
>
> *Premium Content:* Examples of this type of content are infographics, videos, quizzes, etc. Think of this as content that is of high value and "share" worthy.

SOCIAL BOOKMARKING

Social networking sites like Digg, Delicious, and Stumble upon, etc.: Social bookmarking forms a structured technology that helps to store bookmarks of websites with proper organization, management, and easy search. Today, social bookmarking acts as a powerful online marketing tool because it helps online users to collect and share the desirable websites or pages within their circle of friends.

BLOG SYNDICATION

Since we will have blog posts available on the website, we will submit those blogs on different Blog syndication websites to reach our targeted audience. Syndicating your blog on various blog submission sites helps earn quality links for the website.

CLASSIFIED SUBMISSIONS

Online classified ads are small impressive ads placed on special classified ad websites to grab the attention of viewers.

PROPOSED CHANNELS:

- **Search Engine Optimization**
  - On-page Activities/Technical Checks
  - Offsite Backlink Acquisition
- **AdWords + Display**
  - Traffic driving initiatives to help inbound lead generation
- **Social Ads**

Area for expansion (future):

- Video + YouTube

Paid Campaign Management Costs

Channel	Start	End	Rate	Payment Method	Payment Terms	Total Cost
AdWords Management + Consulting	12/1/20	5/31/21	**$2,500/month** ($1,000 discount)	Credit Card/ACH	1st of each month	$15,000
SEO Management + Consulting & Content	12/1/20	5/31/21	**$5,000/month** ($1,000 discount)	Credit Card/ACH	1st of each month	$30,000
Social + Display Management * Consulting	12/1/20	5/31/21	**$2,500/month** ($1,000 discount)	Credit Card/ACH	1st of each month	$15,000
					Total	**$60,000**

Management + Consulting Budget Breakdown

- 20% - Calls, Reporting
- 40% - Daily Management + Optimization + Reporting
- 40% - Strategy, Consultation, Recommendations -- will be presented on bi-monthly calls

Scope of Work:

- Single Origin + Business Warrior will establish **monthly ad budgets** on social and will ensure proper pacing and ad spend.
- All monthly management prices above are inclusive of creative development, strategy, consulting, and implementation of optimizations + recommendations
- All static ads for display and social are inclusive of the management retainer
- Once our campaigns are turned on, we will enter a monitoring and optimization period. We call this our Metrics, Analysis, and Action phase or MAA for short.
- During MAA, we are looking at metrics and how they compare to our predetermined KPIs. For analysis, we are turning off ads and audiences that are not meeting those KPIs. Then we make a list of action items and recommendations to go over with you on our next call.
- Single Origin will provide 2 PR Newswire releases **free of charge** (6-month agreement bonus).

Additional:

- **Individual Press Releases/Placements** - Ranging from $2k - $5k depending on local, regional, or national distribution. Single Origin's writing team would handle outreach and project management of publications
- **Content Articles-** 3-4 articles per month will be included for the SEO retainer. Any additional work will be $200-$250 each.

Total Payment Schedule

Month	12/1/20	1/1/21	2/1/21	3/1/21	4/1/21	5/1/21
Budget	$10,000	$10,000	$10,000	$10,000	$10,000	$10,000

*prices above do not include media costs as previously mentioned

By signing below, you agree to the Terms and Conditions expressed in the following pages.

Client: Business Warrior

Signature: Jonathan Brooks

Name: Jonathan Brooks

Title: Founder, COO

Company: Single Origin



Signature: ______________________________

Name: Noel Ledesma

Title: Founder, CEO

TERMS & CONDITIONS

This agreement is made at the time of purchase between Single Origin / Single Origin Media LLC, a California based company located at 1212 Broadway Plaza, Walnut Creek, CA 94596, ("Single Origin") and your company ("Client")

Recitals

1. Single Origin has experience and expertise in the development and management of PPC Search Engine Campaigns.
2. Client desires to have Single Origin develop and deploy PPC + Search Engine Campaigns as outlined in Exhibit A, attached herein (the "Specifications").

1. Agreements

In consideration of the mutual covenants set forth in this Agreement, Client and Single Origin hereby agree as follows:

Development of PPC Campaign and Optimization Services.

Single Origin agrees to create, install, manage, develop and employ custom PPC Advertising tactics according to the terms listed on Exhibit A attached hereto.

2. Specifications

Single Origin agrees to develop the PPC Campaign pursuant to the specifications set forth in Exhibit A.

3. Delivery Dates and Milestones.

Single Origin will use reasonable diligence in the development of the PPC Campaign and Strategy and endeavor to deliver to client all deliverables and milestones on a monthly basis. Client acknowledges, however, that this delivery deadline and the other payment milestones are estimates, and are not required delivery dates. Single Origin will retain all documents, source code, keyword lists and other assets employed or created for client during the execution of this agreement. Client will receive only the output formats of Single Origin's work where applicable. The output is to be used only within the scope of the project as outlined in Exhibit A. Client shall retain all of its intellectual property rights in any text, images or other components it owns and delivers to Single Origin for use in the PPC Campaign and Strategy rendered under this Agreement.

4. Services Provided

PPC Campaign and Optimization services are intended to provide client with preferential positioning in selected paid search engine inclusion and report results on an ongoing and timely basis. Some of the PPC Campaign and Optimization tactics include:

4.1 PPC Keyword Selection Services

Single Origin will manage a list of keywords and phrases relevant to the client's desired search terms based upon

- Research conducted by Single Origin.
- Competitive analysis of keyword terms currently in market use.
- Other client-provided analytics and metrics for particular terms or phrases.

4.2 PPC Campaign Components, Implementation, Ongoing Research and Reporting Services

Advertising Copy. Single Origin shall write advertising copy that is designed to drive high-quality traffic to client web site(s) based upon the various keywords identified and selected in section 4.1. Click-through rates shall be tracked and copywriting shall be adjusted based on these reports.

Campaign Budgeting. Single Origin and client shall agree upon an initial budget for all PPC efforts.

Campaign Creation and Implementation. Single Origin shall set up independent PPC accounts in client name with all agreed-upon PPC Advertising Networks and subject to the agreed-upon budgets. Single Origin shall create various campaigns with varying advertising copy, keywords and demographic targeting based on the Single Origin's research. Campaigns may differ in copywriting and keyword usage based upon the individual PPC advertiser.

Single Origin may create special Web Pages ("landing pages") to which all click-through actions. Creative services rendered under this Agreement may be subject to separate Web Design and Development fees and terms and conditions.

Monitoring and Reporting: Single Origin shall monitor and manage client's PPC campaign and monitor CPC (cost per click) rates. Bids may be adjusted in order to maximize high-quality traffic. Non-performing keywords may be removed from the PPC campaign based on the results of this reporting. Reports shall be provided to client on a monthly basis.

4.3 ROI and Conversion Tracking Software

In the event that it is deemed necessary and vital to install ROI tracking or other metric measurement software, Single Origin will monitor and configure software packages ("the Installation" or the "Software"). Single Origin shall not be responsible for keeping copies, back-ups or any other form of the Software after turning over the original copies to client. Single Origin will not maintain the Installation, updates, or any daily tasks required for the maintenance of the Software under this Agreement.

Single Origin will not manage or maintain copies of licenses for any of the software packages or installations under this Agreement. All licenses for software installations will be turned over to client upon execution of this Agreement.

4.4 Service Disclaimers

Client acknowledges the following with respect to services:

a) Single Origin accepts no responsibility for policies of PPC Advertising Networks, third-party search engines, directories or other web sites ("Third-Party Resources") that Single Origin may submit to with respect to the classification or type of content it accepts, whether now or in the future. Client's web site or content may be excluded or banned from any Third-Party Resource at any time. Client agrees not to hold Single Origin responsible for any liability or actions taken by Third-Party Resources under this Agreement.

b) Client acknowledges the nature of many of the resources Single Origin may employ under this Agreement are competitive in nature. Single Origin does not guarantee position, consistent positioning, or specific placement for any particular PPC keyword, phrase or search term. Client acknowledges that Single Origin's past performance is not indicative of any future results client may experience.

c) Client acknowledges that PPC Advertising may be subject to the individual advertising network's policies and procedures. Each edit or change made to any resources employed by Single Origin may repeat these inclusion times.

d) Client acknowledges that any of the PPC advertising networks; search engines, directories or other resources may block, prevent or otherwise stop accepting submissions for an indefinite period of time.

e) Client acknowledges that PPC advertising networks or search engines may drop listings from its database for no apparent or predictable reason. Single Origin shall re-submit resources to the search engine based on the current policies of the search engine in question and whether pay inclusion programs are being used.

f) Single Origin will endeavor to make every effort to keep client informed of any changes that Single Origin is made aware of that impact any of the PPC Campaign and Strategy and the execution thereof under this Agreement. Client acknowledges that Single Origin may not become aware of changes to third-party resources, industry changes or any other changes that may or may not affect PPC campaign.

g) Client acknowledges that Single Origin cannot guarantee the exact placement of client's advertising; its availability or availability related to the funds in the client's account. Client is solely responsible for all advertising fees and must maintain adequate funds in any third-party accounts in order to maintain inclusion in these resources.

5. Compensation

For all of Single Origin's services under this Agreement, client shall compensate Single Origin, via credit card/ACH, pursuant to the terms of Exhibit A attached hereto. In the event client fails to make any of the payments referenced in Exhibit A by the deadline set forth in Exhibit A, Single Origin has the right, but is not obligated, to pursue any or all of the following remedies: (1) terminate the Agreement, (2) remove equipment, software, services or resources owned by Single Origin, whether leased to client by Single Origin or not and any Single Origin personnel or staff from client location(s), or (3) bring legal action.

6. Confidentiality

Client and Single Origin acknowledge and agree that the Specifications and all other documents and information related to the development of PPC Campaign (the "Confidential Information") will constitute valuable trade secrets of Single Origin. Client shall keep the Confidential Information in confidence and shall not, at any time during or after the term of this Agreement, without Single Origin's prior written consent, disclose or otherwise make available to anyone, either directly or indirectly, all or any part of the Confidential Information.

7. Limited Warranty and Limitation on Damages

Client waives any warranty, express or implied. Client waives any claim for damages, direct or indirect, and agrees that its sole and exclusive remedy for damages (either in contract or tort) is the return of the consideration paid to Single Origin as set forth in Exhibit A attached hereto.

8. Independent Contractor

Single Origin shall be retained as independent contractor. Single Origin will be fully responsible for payment of its own income taxes on all compensation earned under this Agreement. Client will not withhold or pay any income tax, social security tax, or any other payroll taxes on Single Origin's behalf. Single Origin understands that it will not be entitled to any fringe benefits that client provides for its employees generally or to any statutory employment benefits, including without limitation worker's compensation or unemployment insurance.

9. Equipment

Client agrees to make available to Single Origin, for Single Origin's use in performing the services required by this Agreement, such items of hardware and software as client and Single Origin agree are reasonably necessary for such purpose. Client agrees to make available any access to services deemed necessary by Single Origin to fulfill its obligations under this Agreement.

General Provisions

10.1 Entire Agreement

This Agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes any and all prior agreements or understandings, written or oral, between the parties related to the subject matter hereof. No modification of this Agreement shall be valid unless made in writing and signed by both parties hereto.

10.2 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the state of California. Exclusive jurisdiction and venue shall be in the State of California.

10.3 Binding Effect

This Agreement shall be binding upon and inure to the benefit of client and Single Origin and their respective successors and assigns, provided that Single Origin may not assign any of its obligations under this Agreement without client's prior written consent.

10.4 Waiver

The waiver by either party of any breach or failure to enforce any of the terms and conditions of this Agreement at any time shall not in any way affect, limit, or waive such party's right thereafter to enforce and compel strict compliance with every term and condition of this Agreement.

10.5 Good Faith.

Each party represents and warrants to the other that such party has acted in good faith, and agrees to continue to so act, in the negotiation, execution, delivery, performance, and any termination of this Agreement.

10.6 No Right to Assign

Client has no right to assign, sell, modify or otherwise alter this Agreement, except upon the express written advance approval of Single Origin, which consent can be withheld for any reason.

10.7 Right to Remove Resources

In the event client fails to make any of the payments set forth on Exhibit A within the time prescribed in Exhibit A, Single Origin has the right to remove any PPC campaign under Single Origin control until payment is paid in full, plus accrued late charges of 2% per month.

10.8 Indemnification

Client warrants that everything it provides Single Origin to employ in the PPC campaign is legally owned or licensed to client. Client agrees to indemnify and hold Single Origin harmless from any and all claims brought by any third party relating to any aspect of the PPC campaign, including but without limitation, any and all demands, liabilities, losses, costs and claims including attorney's fees arising out of injury caused by client's products/services, material supplied by client, copyright infringement, and defective products sold via the PPC campaign. Client agrees to indemnify Single Origin from responsibility for problems/disruptions caused by third-party services that client may use, such as merchant accounts, shopping carts, shipping, hosting services, real-time credit card processing and other services that relate to the ownership and operation of the PPC campaign.

10.9 Use of Material for Promotional Purposes

Client grants Single Origin the right to use its work in producing the PPC campaign for promotional purposes and/or to cross-link it with other advertising developed by Single Origin. Client grants Single Origin the right to list reference or otherwise identify client as a client of Single Origin in Single Origin's advertising and marketing.

10.10 No Responsibility for Loss

Single Origin will have no responsibility for any third party disrupting, intruding or otherwise copying files in part or in whole on all or any part of the work performed for the PPC campaign. Single Origin is not responsible for any downtime, lost files, improper links or any other loss that may occur in the operation of the PPC campaign under this Agreement.

10.11 Right to Make Derivative Works

Single Origin will have the exclusive rights in making any derivative works from any of its work, practices, coding, programming or other work in regards to the PPC campaign.

10.12 Attorney's Fees

In the event any party to this Agreement employs an attorney to enforce any of the terms of the Agreement, the prevailing party shall be entitled to recover its actual attorney's fees and costs, including expert witness fees.

10.13 Identification of Single Origin

Client agrees that Single Origin identification may be annotated, and remain within the code or on the web site as the authors. Client also agrees to put Single Origin's copyright notices on the PPC campaign reports and the relevant content therein.

10.14 Contract Renewal

Client agrees that this contract will be in effect for the agreed-upon duration, and from month-to-month immediately following the completion of this agreement.

10.14 Contract Cancellation

The client may terminate the contract upon completion as outlined above. This contract agreement is between Single Origin and Client, and your signature expressly confirms (a) authorizes Single Origin to charge your credit card and (b) you have read and agree to be bound by the Terms & Payment. All cancellations must have a 30-day notice mailed/e-mailed to Single Origin admin department via any major courier service at 1212 Broadway Plaza, Walnut Creek, CA 94596. Any cancellations that fall within 30 days of the next billing cycle will be billed at the full monthly rate stated in this contract. This amount is not refundable. Upon completion of the contract, the agreement will continue month to month at the current rate unless specified otherwise.